UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2016, the Board of Directors (the “Board”) of Empire Resorts, Inc. (the “Company”) appointed Emanuel R. Pearlman as Executive Chairman of the Board (“Executive Chairman”). Mr. Pearlman has served as a director of the Company since May 2010 and Chairman of the Board since September 2010. As a result of Mr. Pearlman’s employment by the Company, Mr. Pearlman has stepped down from his positions on the Audit Committee, the Compensation Committee, the Corporate Governance and Nominations Committee and the Regulatory Compliance Committee effective immediately. He will continue to serve on the Strategic Development Committee. Biographical information for Mr. Pearlman can be found in the Company’s annual report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 10, 2016.

Mr. Pearlman will be paid an annual salary of $650,000 in his role as Executive Chairman. The Company will pay, on behalf of Mr. Pearlman, certain administrative expenses incurred in his role as Executive Chairman in an amount not to exceed $2,500 per month. Mr. Pearlman was recommended and nominated to the Board by Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest shareholder, pursuant to the terms of that certain investment agreement, dated August 19, 2009, by and between the Company and Kien Huat.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2016

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer